Exhibit 99.1

STORE Capital Announces Third Quarter 2016 Operating Results

Raises 2016 Acquisition Volume and Narrows 2016 AFFO Per Share Guidance;

Introduces 2017 Guidance

SCOTTSDALE, Ariz., November 3, 2016 — STORE Capital Corporation (NYSE: STOR), an internally managed net-lease real estate investment trust (REIT) that invests in Single Tenant Operational Real Estate, today announced operating results for the third quarter and nine months ended September 30, 2016.

Highlights

For the quarter ended September 30, 2016:

•                  Total revenues of $97.0 million

•                  Net income per share of $0.24 (basic and diluted)

•                  AFFO of $63.8 million

•                  AFFO of $0.42 per basic share and $0.41 per diluted share

•                  Declared a regular quarterly cash dividend per common share of $0.29, representing a 7.4% increase over the second quarter

•                  Invested $257.3 million in 85 properties at an initial weighted average cap rate of 8.2%

•                  Raised aggregate net equity proceeds of $71.6 million from the sale of approximately 2.5 million common shares under the at-the-market equity program commenced in early September

For the nine months ended September 30, 2016:

•                  Total revenues of $274.2 million

•                  Net income per share of $0.62 (basic and diluted)

•                  AFFO of $178.7 million

•                  AFFO of $1.22 per basic share and $1.21 per diluted share

•                  Declared regular cash dividends per common share aggregating $0.83

•                  Invested $898.0 million in 273 properties at an initial weighted average cap rate of 8.0%

•                  In April 2016, closed second offering of investment-grade unsecured ten-year term notes in an aggregate principal amount of $200 million, closed a $100 million five-year unsecured bank term loan and expanded unsecured credit facility to $500 million

•                  In addition to the net proceeds raised from the at-the-market equity program in September, raised net equity proceeds of $304.6 million in a follow-on offering of 12.4 million common shares in May 2016

Management Commentary

“STORE delivered another quarter of strong portfolio performance, origination activity and financial results, which has enabled us over this year to narrow our 2016 performance guidance to the top end of the range we set for ourselves,” said Christopher H. Volk, President and Chief Executive Officer of STORE Capital. “Our

investment activity remains robust as a result of our dedication to deal flow ownership.  At the same time, with our recently implemented ATM program, the BBB- corporate unsecured credit rating we received during the quarter from Standard and Poor’s and the innovative use of our A+ rated Master Funding conduit in October, our capital flexibility has never been better.  Add this to a sector leading 7.4% dividend increase, with an increasingly well-protected dividend and we are well on our way to accomplishing the goals we set at the beginning of this year.  Now, as we close out a productive and prosperous 2016, we are excited to introduce outlook for continued strong growth in 2017, with an initial AFFO per share guidance range of $1.74 to $1.76.”

Financial Results

Total Revenues

Total revenues were $97.0 million for the third quarter of 2016, an increase of 29.7% from $74.8 million for the third quarter of 2015.

Total revenues for the first nine months of 2016 were $274.2 million, an increase of 33.7% from $205.2 million for the first nine months of 2015. The increase in both the three- and nine-month periods was driven primarily by the growth in the size of STORE Capital’s real estate investment portfolio, which grew from $3.7 billion in gross investment amount representing 1,246 property locations at September 30, 2015 to $4.8 billion in gross investment amount representing 1,576 property locations at September 30, 2016.

Net Income

Net income increased to $36.3 million, or $0.24 per basic and diluted share, for the third quarter of 2016 compared to $23.0 million in net income, or $0.18 per basic and diluted share, for the third quarter of 2015.  Net income for the third quarter of 2016 includes $6.7 million of net gains on the sale of properties as compared to $0.7 million of net gains in the third quarter of 2015.

Net income for the nine months ended September 30, 2016 was $91.4 million, or $0.62 per basic and diluted share compared to $59.7 million, or $0.50 per basic and diluted share, for the nine months ended September 30, 2015. The Company reported net gains of $9.5 million on the sale of properties during the first nine months of 2016 versus $1.9 million of net gains during the same period in 2015.

Adjusted Funds from Operations (AFFO)

AFFO increased 31.3% to $63.8 million, or $0.42 per basic share and $0.41 per diluted share, for the third quarter of 2016, compared to AFFO of $48.6 million, or $0.38 per basic and diluted share, for the third quarter of 2015.

AFFO for the nine months ended September 30, 2016 was $178.7 million, or $1.22 per basic share and $1.21 per diluted share, compared to $130.9 million, or $1.09 per basic and diluted share, for the nine months ended September 30, 2015. The increase in AFFO for the three- and nine-month periods between years was primarily driven by additional rental revenues and interest income generated by the growth in the Company’s real estate investment portfolio.

Dividend Information

As previously announced, STORE Capital declared a regular quarterly cash dividend per common share of $0.29 for the third quarter ended September 30, 2016, representing a 7.4% increase over the quarterly cash dividend per common share declared for the prior quarter. This dividend, totaling $45.2 million, was paid on October 17, 2016 to stockholders of record on September 30, 2016.

Real Estate Portfolio Highlights

Investment Activity

The Company originated $257.3 million of gross investments representing 85 property locations during the third quarter of 2016. These investments had an initial weighted average cap rate of 8.2%. Total investment activity for the first nine months of 2016 was $898.0 million representing 273 property locations with an initial weighted average cap rate of 8.0%.  The Company defines “initial cap rate” for property acquisitions as the initial annual cash rent divided by the purchase price of the property.

Disposition Activity

During the nine months ended September 30, 2016, the Company sold 21 properties and recognized an aggregate gain, net of tax, of $9.5 million; 16 of these 21 properties were sold in the third quarter at an aggregate gain, net of tax, of $6.7 million. The 21 properties sold represented approximately 1.4% of the investment portfolio at the beginning of 2016.

Portfolio

At September 30, 2016, STORE Capital’s real estate portfolio totaled $4.8 billion representing 1,576 property locations, substantially all of which are profit centers for the Company’s customers. Approximately 95% of the portfolio represents commercial real estate properties subject to long-term leases, 5% represents mortgage loans and direct financing receivables primarily on commercial real estate buildings (located on land the Company owns and leases to its customers) and a nominal amount represents other loans receivable secured by the tenants’ other assets.  As of September 30, 2016, the portfolio’s annualized base rent and interest (based on rates in effect on September 30, 2016 for all lease and loan contracts) totaled $395.4 million. The weighted average non-cancelable remaining term of the leases at September 30, 2016 was approximately 14 years.

The Company’s customers operate their businesses across more than 380 brand names, or concepts, and the largest single concept represented approximately 2.8% of the Company’s annualized base rent and interest as of September 30, 2016.

Portfolio At A Glance — As of September 30, 2016
Investment property locations	1,576
Customers	337
Industries in which customers operate	100
States	48
Proportion of portfolio from direct origination	~75%
% of investment portfolio subject to STORE preferred contract terms*	90%
Weighted average annual lease escalation(1)	1.7%
Weighted average remaining lease contract term	~14 years
Occupancy(2)	99.2%
# of properties not currently operating but subject to a lease(3)	6
# of investment locations subject to a ground lease	16
% of investment portfolio subject to NNN leases*	97%
% of investment portfolio subject to master leases*(4)	80%
Average investment amount/replacement cost (new)(5)	82%
% of investment locations with unit-level financial reporting requirements	97%
Median unit fixed charge coverage ratio (FCCR)/4-Wall coverage ratio(6)	2.10x/2.62x
Proportion of investment contracts rated investment grade(7)	~75%

* Based on annualized base rent and interest.

(1)         Represents the weighted average annual escalation rate of the entire portfolio as if all escalations occurred annually.  For escalations based on a formula including CPI, assumes the stated fixed percentage in the contract or assumes 1.5% if no fixed percentage is in the contract.  For contracts with no escalations remaining in the current lease term, assumes the escalation in the extension term.  Calculation excludes contracts representing less than 0.3% of annualized base rent and interest where there are no further escalations remaining in the current lease term and there are no extension options.

(2)         The Company defines occupancy as a property being subject to a lease or loan contract.  As of September 30, 2016, twelve of the Company’s properties were vacant and not subject to a contract.

(3)         Represents the number of the Company’s investment locations that have been closed by the tenant but remain subject to a lease.

(4)         Percentage of investment portfolio in multiple properties with a single customer subject to master leases. Based on annualized base rent and interest, 81% of the investment portfolio involves multiple properties with a single customer, whether or not subject to a master lease.

(5)         Represents the ratio of purchase price to replacement cost (new) at acquisition.

(6)         STORE Capital calculates a unit’s FCCR generally as the ratio of (i) the unit’s EBITDAR, less a standardized corporate overhead expense based on estimated industry standards, to (ii) the unit’s total fixed charges, which are its lease expense, interest expense and scheduled principal payments on indebtedness. The 4-Wall coverage ratio refers to a unit’s FCCR before taking into account standardized corporate overhead expense.

(7)         Represents the percentage of the Company’s contracts that have a STORE Score that is investment grade. The Company measures the credit quality of its portfolio on a contract-by-contract basis using the STORE Score, which is a risk measure reflective of both the credit risk of its tenants and the profitability of the operations at the properties.  As of September 30, 2016, STORE Capital’s tenants had a median tenant credit profile of approximately ‘Ba2’ as measured by Moody’s Analytics RiskCalc rating scale.  Considering the profitability of the operations at each of its properties and STORE’s assessment of the likelihood that each of the tenants will choose to continue to operate at the properties in the event of their insolvency, the credit quality of its contracts, or STORE Score, is enhanced to a median of ‘Baa1’.

Capital Transactions

In August 2016, STORE Capital received an investment-grade corporate issuer rating from Standard & Poor’s Ratings Services of BBB-, Positive Outlook.

In September 2016, the Company established an “at the market” equity distribution program, or ATM program, pursuant to which it can, from time to time, offer and sell registered shares of common stock up to a maximum amount of $400 million through a group of banks acting as its sales agents.  During September 2016, the Company sold approximately 2.5 million shares at a weighted average share price of $29.21 and raised approximately $71.6 million in net proceeds under the ATM program.

On October 18, 2016, the Company’s consolidated special purpose entities issued an additional series of STORE Master Funding net-lease mortgage notes consisting of $200.0 million of Class A-1 notes, $135.0 million of Class A-2 notes and $20.0 million of Class B notes.  The Class A-1 notes are ten-year notes with an interest rate of 3.96%.  The Class A-2 notes are ten-and-a-half-year notes and were retained by the Company for sale at a future date.  The Class B notes were also retained by the Company.

2016 AFFO Guidance

The Company is raising its expected 2016 annual real estate acquisition volume, net of projected property sales, from $1.0 billion to approximately $1.1 billion and expects that 2016 AFFO per share will be in the range of $1.62 to $1.63.  AFFO per share guidance equates to anticipated net income, excluding gains or losses on sales of property, of $0.73 to $0.74 per share, plus $0.79 per share of expected real estate depreciation and amortization, plus approximately $0.10 per share related to noncash items and real estate transaction costs.

2017 AFFO Guidance

The Company currently expects 2017 AFFO per share of $1.74 to $1.76, based on projected 2017 annual real estate acquisition volume, net of projected property sales, of approximately $900 million. This AFFO per share guidance equates to anticipated net income, excluding gains or losses on sales of property, of $0.78 to $0.79 per share, plus $0.87 to $0.88 per share of expected real estate depreciation and amortization, plus approximately $0.09 per share related to noncash items and real estate transaction costs. AFFO per share is sensitive to the timing and amount of real estate acquisitions and capital markets activities during the year, as well as to the spread achieved between the lease rates on new acquisitions and the interest rates on borrowings used to finance those acquisitions.

Conference Call and Webcast

A conference call and audio webcast with analysts and investors will be held later today at 12:00 p.m. Eastern Time / 9:00 a.m. Scottsdale, Arizona Time, to discuss third quarter ended September 30, 2016 operating results and answer questions.

•                  Live conference call: 855-656-0920 (domestic) or 412-542-4168 (international)

•                  Conference call replay available through November 17, 2016: 877-344-7529 (domestic) or 412-317-0088 (international)

•                  Replay access code: 10092857

•                  Live and archived webcast: http://ir.storecapital.com/webcasts

About STORE Capital

STORE Capital Corporation is an internally managed net-lease real estate investment trust, or REIT, that is the leader in the acquisition, investment and management of Single Tenant Operational Real Estate, which is its target market and the inspiration for its name. STORE Capital is one of the largest and fastest growing net-lease REITs and owns a large, well-diversified portfolio that consists of investments in 1,576 property locations, substantially all of which are profit centers, in 48 states. Additional information about STORE Capital can be found on its website at www.storecapital.com.

Forward-Looking Statements

Certain statements contained in this press release that are not historical facts contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to the “safe harbor” created by those sections. Forward-looking statements can be identified by the use of words such as “estimate,” “anticipate,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “seek,” “approximate” or “plan,” or the negative of these words and phrases or similar words or phrases. Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts and assumptions and are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. For more information on risk factors for STORE Capital’s business, please refer to the periodic reports the Company files with the Securities and Exchange Commission from time to time. These forward-looking statements herein speak only as of the date of this press release and should not be relied upon as predictions of future events. STORE Capital expressly disclaims any obligation or undertaking to update or revise any forward-looking statements contained herein, to reflect any change in STORE Capital’s expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except as required by law.

Non-GAAP Financial Measures

FFO and AFFO

STORE Capital’s reported results are presented in accordance with U.S. generally accepted accounting principles, or GAAP. The Company also discloses Funds from Operations, or FFO, and Adjusted Funds from Operations, or AFFO, both of which are non-GAAP measures. Management believes these two non-GAAP financial measures are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs. FFO and AFFO do not represent cash generated from operating activities and are not necessarily indicative of cash available to fund cash requirements; accordingly, they should not be considered alternatives to net income as a performance measure or to cash flows from operations as reported on a statement of cash flows as a liquidity measure and should be considered in addition to, and not in lieu of, GAAP financial measures.

The Company computes FFO in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT. NAREIT defines FFO as GAAP net income, excluding gains (or losses) from extraordinary items and sales of depreciable property, real estate impairment losses, and depreciation and amortization expense from real estate assets, including the pro rata share of such adjustments of unconsolidated subsidiaries.

To derive AFFO, the Company modifies the NAREIT computation of FFO to include other adjustments to GAAP net income related to certain non-cash revenues and expenses such as straight-line rents, amortization of deferred financing costs and stock-based compensation. In addition, in deriving AFFO, the Company excludes transaction costs associated with acquiring real estate subject to existing leases and certain other expenses not related to its ongoing operations.

FFO is used by management, investors and analysts to facilitate meaningful comparisons of operating performance between periods and among the Company’s peers primarily because it excludes the effect of real estate depreciation and amortization and net gains on sales, which are based on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions. Management believes that AFFO provides more useful information to investors and analysts because it modifies FFO to exclude certain additional non-cash revenues and expenses such as straight-line rents, amortization of deferred financing costs and stock-based compensation as such items may cause short-term fluctuations in net income but have no impact on operating cash flows or long-term operating performance. Additionally, in deriving AFFO, the Company excludes transaction costs associated with acquiring real estate subject to existing leases. The Company views transaction costs to be a part of the investment in the real estate it acquires, similar to the treatment of acquisition and closing costs on sale-leaseback transactions, which are capitalized as a part of the investment in the asset. The Company believes that transaction costs are not an ongoing cost of the portfolio in place at the end of each reporting period and, for these reasons, the portion expensed is added back when computing AFFO.  Similarly, in 2016 the Company excluded the offering expenses incurred on behalf of its selling stockholder, STORE Holding, when it exited all of its holdings in STORE Capital common stock, as those costs are not related to the Company’s ongoing operations.  As a result, the Company believes AFFO to be a more meaningful measurement of ongoing performance that allows for greater performance comparability.  Therefore, the Company discloses both FFO and AFFO and reconciles them to the most appropriate GAAP performance metric, which is net income.  STORE Capital’s FFO and AFFO may not be comparable to similarly titled measures employed by other companies.

Media and Investor Contacts:

Financial Profiles, Inc.

Moira Conlon, 310-622-8220

Tricia Ross, 310-622-8226

STORECapital@finprofiles.com

STORE Capital Corporation
Condensed Consolidated Statements of Income
(In thousands, except share and per share data)

		Three months ended September 30,		Nine months ended September 30,
		2016	2015	2016	2015
		(unaudited)		(unaudited)
	Revenues:
	Rental revenues	$91,759	$70,813	$259,666	$195,313
	Interest income on loans and direct financing receivables	5,023	3,938	14,101	9,753
	Other income	216	40	435	84
	Total revenues	96,998	74,791	274,202	205,150

	Expenses:
	Interest	27,121	21,391	76,427	59,257
	Transaction costs	155	137	490	1,003
	Property costs	807	471	2,519	1,122
	General and administrative	8,104	7,138	25,240	20,983
	Selling stockholder costs	—	—	800	—
	Depreciation and amortization	31,112	23,271	86,626	63,731
	Provision for impairment of real estate	—	—	—	1,000
	Total expenses	67,299	52,408	192,102	147,096

	Income from operations before income taxes	29,699	22,383	82,100	58,054
	Income tax expense	89	72	248	238
	Income before gain on dispositions of real estate	29,610	22,311	81,852	57,816
	Gain on dispositions of real estate, net of tax	6,733	687	9,533	1,882
	Net income	$36,343	$22,998	$91,385	$59,698

	Net income per share of common stock - basic and diluted:	$0.24	$0.18	$0.62	$0.50

Weighted average common shares outstanding:	Basic	153,143,726	126,281,114	146,491,617	119,516,758
	Diluted	153,462,048	126,281,114	146,747,194	119,516,758

	Dividends declared per common share	$0.29	$0.27	$0.83	$0.77

STORE Capital Corporation
Condensed Consolidated Balance Sheets
(In thousands, except share and per share data)

	September 30, 2016	December 31, 2015
	(unaudited)	(audited)
Assets
Investments:
Real estate investments:
Land and improvements	$1,439,050	$1,187,482
Buildings and improvements	3,030,936	2,490,394
Intangible lease assets	90,530	88,724
Total real estate investments	4,560,516	3,766,600
Less accumulated depreciation and amortization	(267,167)	(184,182)
	4,293,349	3,582,418
Loans and direct financing receivables	259,689	213,342
Net investments	4,553,038	3,795,760
Cash and cash equivalents	30,044	67,115
Other assets	80,039	48,513
Total assets	$4,663,121	$3,911,388

Liabilities and stockholders’ equity
Liabilities:
Credit facility	$45,000	$—
Unsecured notes and term loan payable, net	470,023	172,442
Non-recourse debt obligations of consolidated special purpose entities, net	1,643,157	1,597,505
Dividends payable	45,170	38,032
Accounts payable, accrued expenses and other liabilities	54,947	43,616
Total liabilities	2,258,297	1,851,595

Stockholders’ equity:
Common stock, $0.01 par value per share, 375,000,000 shares authorized, 155,758,454 and 140,858,765 shares issued and outstanding, respectively	1,558	1,409
Capital in excess of par value	2,542,415	2,162,130
Distributions in excess of retained earnings	(137,323)	(103,453)
Accumulated other comprehensive loss	(1,826)	(293)
Total stockholders’ equity	2,404,824	2,059,793
Total liabilities and stockholders’ equity	$4,663,121	$3,911,388

STORE Capital Corporation
Reconciliations of Non-GAAP Financial Measures

(In thousands, except per share data)

Funds from Operations and Adjusted Funds from Operations

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
	(unaudited)		(unaudited)

Net income	$36,343	$22,998	$91,385	$59,698
Depreciation and amortization of real estate assets	30,956	23,181	86,236	63,474
Provision for impairment of real estate	—	—	—	1,000
Gain on dispositions of real estate, net of tax	(6,733)	(687)	(9,533)	(1,882)
Funds from Operations	60,566	45,492	168,088	122,290

Adjustments:
Straight-line rental revenue, net	(963)	(414)	(2,548)	(1,513)
Transaction costs	155	137	490	1,003
Amortization of:
Equity-based compensation	1,796	1,290	5,219	3,450
Deferred financing costs and other noncash interest expense	1,831	1,792	5,318	4,843
Lease-related intangibles and costs	418	292	1,321	847
Selling stockholder costs	—	—	800	—
Adjusted Funds from Operations	$63,803	$48,589	$178,688	$130,920

Dividends declared to common stockholders	$45,170	$34,252	$124,586	$94,789

Net income per share of common stock:
Basic and Diluted (1)	$0.24	$0.18	$0.62	$0.50
FFO per share of common stock:
Basic and Diluted (1)	$0.39	$0.36	$1.14	$1.02
AFFO per share of common stock:
Basic (1)	$0.42	$0.38	$1.22	$1.09
Diluted (1)	$0.41	$0.38	$1.21	$1.09

(1)         Under the two-class method, earnings attributable to unvested restricted stock are deducted from earnings in the computation of per share amounts where applicable.

STORE Capital Corporation

Investment Portfolio

September 30, 2016

Real Estate Portfolio Information

As of September 30, 2016, STORE Capital’s total investment in real estate and loans approximated $4.8 billion, representing investments in 1,576 property locations, substantially all of which are profit centers for its customers.  The Company’s real estate portfolio is highly diversified.  The following tables summarize the diversification of the real estate portfolio based on the percentage of base rent and interest, annualized based on rates in effect on September 30, 2016, for all leases, loans and direct financing receivables in place as of that date.

Diversification by Customer

STORE Capital has a diverse customer base. At September 30, 2016, the Company’s 1,576 property locations were operated by nearly 340 customers. The largest single customer represented 2.3% of annualized base rent and interest and the top ten customers totaled 16.2% of annualized base rent and interest. The following table identifies STORE Capital’s ten largest customers as of September 30, 2016:

Customer	% of Annualized Base Rent and Interest	Number of Properties
Gander Mountain Company	2.3%	13
Cadence Education, Inc.	2.3	31
Mills Fleet Farm Group, LLC	2.0	5
American Multi-Cinema, Inc. (Starplex/Showplex/AMC)	1.7	10
RMH Franchise Holdings, Inc. (Applebee’s)	1.7	33
O’Charley’s LLC	1.4	30
At Home Stores LLC	1.3	5
FreedomRoads, LLC (Camping World)	1.2	8
Sailormen, Inc. (Popeyes Louisiana Kitchen)	1.2	41
Rainbow Early Education Holding, LLC	1.1	36
All other (327 customers)	83.8	1,364
Total	100.0%	1,576

STORE Capital Corporation

Investment Portfolio

September 30, 2016

Diversification by Concept

STORE Capital’s customers operate their businesses under a wide range of brand names or business concepts. Of the more than 380 concepts represented in the Company’s investment portfolio as of September 30, 2016, the largest single concept represented approximately 2.8% of annualized base rent and interest and the top ten concepts totaled 17.9% of annualized base rent and interest. The following table identifies the top ten customer business concepts as of September 30, 2016:

Customer Business Concept	% of Annualized Base Rent and Interest	Number of Properties
Ashley Furniture HomeStore	2.8%	20
Applebee’s	2.4	48
Gander Mountain	2.3	13
Mills Fleet Farm	2.0	5
Popeyes Louisiana Kitchen	1.7	64
Starplex Cinemas	1.6	8
O’Charley’s	1.4	30
At Home	1.3	5
Sonic Drive-In	1.2	56
Camping World	1.2	8
All other (374 concepts)	82.1	1,319
	100.0%	1,576

STORE Capital Corporation

Investment Portfolio

September 30, 2016

Diversification by Industry

The business concepts of STORE Capital’s customers are diversified across 100 industries within the service, retail and industrial sectors of the U.S. economy.  The following table summarizes those industries as of September 30, 2016:

Customer Industry	% of Annualized Base Rent and Interest	Number of Properties	Building Square Footage (in thousands)
Service:
Restaurants — full service	14.1%	318	2,187
Restaurants — limited service	8.8	391	1,032
Early childhood education centers	7.6	164	1,780
Movie theaters	7.0	37	1,634
Health clubs	6.3	58	1,672
Automotive repair and maintenance facilities	2.1	60	230
Colleges and professional schools	2.0	6	488
All other service (40 industries)	21.9	273	8,208
Total service	69.8	1,307	17,231
Retail:
Furniture stores	3.6	28	1,665
Lawn and garden equipment and supply stores	3.2	20	1,799
Sporting goods and hobby stores	2.7	16	1,050
All other retail (12 industries)	6.3	71	2,979
Total retail	15.8	135	7,493
Industrial:
Total industrial (38 industries)	14.4	134	13,678
Total	100.0%	1,576	38,402

STORE Capital Corporation

Investment Portfolio

September 30, 2016

Diversification by Geography

STORE Capital’s portfolio is also highly diversified by geography, as the Company’s property locations can be found in 48 of the 50 states (excluding Delaware and Rhode Island). The following table details the top ten geographical locations of the properties as of September 30, 2016:

State	% of Annualized Base Rent and Interest	Number of Properties
Texas	12.8%	160
Illinois	7.7	120
Georgia	6.2	110
Florida	5.5	79
Tennessee	5.2	85
Ohio	5.0	92
California	4.4	24
Wisconsin	3.4	34
Pennsylvania	3.4	35
Arizona	3.4	48
All other (38 states) (1)	43.0	789
	100.0%	1,576

(1)         Includes two properties in Ontario, Canada which represents 0.2% of annualized base rent and interest.

STORE Capital Corporation

Investment Portfolio

September 30, 2016

Contracts and Expirations

The Company focuses on long-term, triple-net leases with built-in lease escalators and uses master leases, where appropriate. As of September 30, 2016, 97% of the Company’s investment portfolio was subject to a triple-net lease. Where the Company owns multiple properties leased to a single customer, 80% of this portion of the investment portfolio was subject to a master lease. Leases and loans representing approximately 10% of the annualized base rent and interest will expire in the next ten years (before 2026). The following table sets forth the schedule of lease, loan and direct financing receivable expirations as of September 30, 2016:

Year of Lease Expiration or Loan Maturity (1)	% of Annualized Base Rent and Interest	Number of Properties (2)
Remainder of 2016	—%	—
2017	0.7	13
2018	0.3	2
2019	0.8	8
2020	0.6	5
2021	1.0	8
2022	0.3	5
2023	2.2	36
2024	2.0	23
2025	2.3	21
Thereafter	89.8	1,443
Total	100.0%	1,564

(1)                                 Expiration year of contracts in place as of September 30, 2016 and excludes any tenant renewal option periods.

(2)                                 Excludes 12 properties which were vacant and not subject to a lease as of September 30, 2016.